UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 22, 2013

Uranium Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33404	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, TX	75067
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(972) 219-3330
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective January 23, 2013, Uranium Resources, Inc. (“URI” or the “Company”) implemented a reduction in workforce resulting in the elimination of the position of Senior Vice President – Operations and Development.  Mr. Richard A. Van Horn had held the position of Senior Vice President – Operations and Development prior to the reduction in workforce and effective the same day, Mr. Van Horn ceased his employment with the Company.

(c) Effective January 24, 2013, Dain A. McCoig was appointed Vice President – South Texas Operations of the Company.

Mr. McCoig, 32, joined the Company in 2004 and has advanced in various positions of responsibility from his initial employment as Plant Engineer to his most recent position as Manager – South Texas Operations, a position Mr. McCoig had held since April 2010. From August 2008 to April 2010, Mr. McCoig held the position of Senior Engineer and immediately preceding that time, Mr. McCoig was the Kingsville Dome Plant Supervisor for the Company.  Mr. McCoig earned a B.S. degree in Mechanical Engineering from Colorado School of Mines in 2002 and attained his certification as a Professional Engineer from the Texas Board of Professional Engineers in 2010.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 22, 2013, the Company filed a Second Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”), effective at 5:00 p.m. eastern standard time on January 22, 2013. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Company’s board of directors (the “Board”) previously approved the Certificate of Amendment to effect a reverse stock split of the Company’s issued and outstanding common stock such that every 5 to 15 shares (the “Reverse Split Range”) of the Company’s common stock would be combined and reclassified into one share of the Company’s common stock, with the exact ratio within the Reverse Split Range to be determined by the Board. The Certificate of Amendment was approved by the Company’s stockholders at the Company’s Special Meeting of Stockholders held on January 14, 2013. On January 18, 2013, the Board approved the Reverse Stock Split after determining the reverse stock split ratio to be 1-for-10.

As a result of the Reverse Stock Split, every 10 shares of the Company’s issued and outstanding common stock were automatically combined and reclassified into one share of the Company’s common stock. The Reverse Stock Split affected all issued and outstanding shares of common stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment for any fractional share resulting from the Reverse Stock Split in an amount equal to the fair market value of such fractional shares, based on the fair market value of the common stock of the Company, equal to the closing price per share on the NASDAQ Capital Market on January 22, 2013.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
3.1	Second Certificate of Amendment of Restated Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Uranium Resources, Inc.

Dated:	January 28, 2013	By:	/s/ Thomas H. Ehrlich
Name: Thomas H. Ehrlich
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
3.1	Second Certificate of Amendment of Restated Certificate of Incorporation.